Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-278207

Prospectus Supplement No. 2

(to Prospectus dated May 15, 2024)

SUPPLEMENT NO. 2 TO

PROSPECTUS FOR

UP TO 30,183,800 CLASS A ORDINARY SHARES

BITFUFU INC.

This Prospectus Supplement No. 2 is being filed to update and supplement the information contained in the prospectus dated May 15, 2024 (as supplemented from time to time, the “Prospectus”), relate to, among other things, the issuance from time to time of up to 5,589,292 Class A Ordinary Shares and the resale from time to time by the selling shareholders named in this prospectus or their permitted transferees of (a) up to 24,594,508 Class A Ordinary Shares; (b) up to 155,541 Class A Ordinary Shares issuable upon the exercise of 207,389 Warrants; and (c) up to 207,000 Class A Ordinary Shares issuable upon the exercise of the Unit Purchase Option.

July 24, 2024

Historical Hosting Capacity

The table below sets forth our historical hosting capacity for each fiscal quarter between the first quarter of 2022 and the first quarter of 2024 (both inclusive).

For the fiscal quarter ended	Hosting Capacity (in MW)
March 31, 2022	100
June 30, 2022	188
September 30, 2022	214
December 31, 2022	336
March 31, 2023	513
June 30, 2023	374
September 30, 2023	339
December 31, 2023	515
March 31, 2024	644

Historical Mining Capacity under Management

The table below sets forth our historical mining capacity under management as of each respective date.

As of	Mining Capacity under Management (in EH/S)
March 31, 2022	3.0
June 30, 2022	5.4
September 30, 2022	6.5
December 31, 2022	11.1
March 31, 2023	18.8
June 30, 2023	15.2
September 30, 2023	13.9
December 31, 2023	22.9
March 31, 2024	28.6

Historical Average Fleet Efficiency

The table below sets forth our historical average fleet efficiency for each fiscal quarter between the first quarter of 2022 and the first quarter of 2024 (both inclusive).

For the fiscal quarter ended	Average Fleet Efficiency (in J/T)
March 31, 2022	33.3
June 30, 2022	34.9
September 30, 2022	33.0
December 31, 2022	30.3
March 31, 2023	27.3
June 30, 2023	24.6
September 30, 2023	24.4
December 31, 2023	22.5
March 31, 2024	22.3

Capabilities of Our Proprietary Aladdin System

As of the date hereof, our proprietary ultra-large scale hashrate management and dispatching system, the Aladdin system, is capable of (i) managing more than one million mining machines simultaneously, and (ii) achieving more than 95% uptime (which excludes the impact of any force majeure events), which ensures stable computing power service to our customers.

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